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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 25


                  NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                    REGISTRATION UNDER SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                        Commission File Number:  0-14403


                 BRUNSWICK BANCORP/THE AMERICAN STOCK EXCHANGE
                 ---------------------------------------------
         (Exact name of Issuer as specified in its charter, and name of
              Exchange where security is listed and/or registered)


     439 Livingston Avenue, New Brunswick, New Jersey  08901 (732) 247-5800
    ------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of Issuer's principal executive offices)


                           Common Stock, no par value
                           --------------------------
                      (Description of class of securities)



Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

|_|  17 CFR 240.12d2-2(a)(1)

|_|  17 CFR 240.12d2-2(a)(2)

|_|  17 CFR 240.12d2-2(a)(3)

|_|  17 CFR 240.12d2-2(a)(4)

|_| Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.

|X| Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Act of 1934, Brunswick Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.


January 30, 2007       By:    /s/ Roman Gumina        Chief Executive Officer
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     Date                       ROMAN GUMINA                   Title